UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               Blount International Inc.
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                    095180105
                  -------------------------------------------
                                 (CUSIP Number)

                               December 31, 2014
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES

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   CUSIP NO.095180105                   13G                  PAGE 2 OF 4 PAGES
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1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Parnassus Investments                94-2943858
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 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]

       N/A
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 3     SEC USE ONLY

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 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       San Francisco, California - U.S.A.
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                     5     SOLE VOTING POWER

     NUMBER OF             1,300,000
      SHARES       ----------------------------------------------------------
                     6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY              0
                   ----------------------------------------------------------
       EACH          7     SOLE DISPOSITIVE POWER

    REPORTING              1,300,000
      PERSON       ----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
       WITH
                           0
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 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,300,000
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.63%
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12     TYPE OF REPORTING PERSON*

       IA
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          Item 1(a) Name of Issuer:
                    Blount International Inc.

          Item 1(b) Address of Issuer's Principal Executive Offices:
                    4909 SE International Way
                    Portland, OR 97222-4679

          Item 2(a) Name of Person Filing:
                    Parnassus Investments

          Item 2(b) Address of the Principal Office or, if none, Residence:
                    1 Market Steet, Suite 1600
                    San Francisco, CA 94105

          Item 2(c) Citizenship:
                    California - U.S.A.

          Item 2(d) Title of Class of Securities:
                    Common

          Item 2(e) CUSIP Number:
                    095180105

          Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    (e) [X] An investment advisor in accordance with section 240.13d-1(b)(1)(ii)(E)

          Item 4    Ownership:
                    (a)  Amount Beneficially Owned:
                         1,300,000

                    (b)  Percent of Class:
                         2.63%

                                PAGE 3 OF 4 PAGES

                    (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or direct the vote:
                         1,300,000

                   (ii)  shared power to vote or direct the vote:
                         0

                  (iii)  sole power to dispose or to direct the
                         disposition of: 1,300,000

                   (iv) shared power to dispose or to direct the disposition of: 0

          Item 5    Ownership of Five Percent or Less of a Class:
                    X

          Item 6    Ownership of More than Five Percent on Behalf of Another
                    Person:
                    Securities reported on this Schedule 13G are beneficially owned by clients of Parnassus Investments, which includes investment companies registered under the Investment Company Act.

          Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                    Not applicable.

          Item 8    Identification and Classification of Members of the Group:
                    Not applicable.

          Item 9    Notice of Dissolution of a Group:
                    Not applicable.

          Item 10   Certification:
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2015
                                      Parnassus Investments

                                      By:    /S/ Marc C. Mahon
                                         -------------------------------------
                                      Name:  Marc C. Mahon
                                      Title: Chief Financial Officer

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